CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated May 26, 2017, accompanying the financial statements of Insured Municipals Income Trust, Series 685 (included in Invesco Unit Trusts, Municipal Series 1252) as of January 31, 2017, and for the period from February 18, 2016 (date of deposit) through January 31, 2017 and the financial highlights for the period from February 18, 2016 (date of deposit) through January 31, 2017, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-205286) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
May 26, 2017